Exhibit 99.1

[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS

MADISON, Wis., July 27, 2017 (GLOBE NEWSWIRE) -- First Business Financial Services, Inc. (the “Company” or “First Business”) (NASDAQ:FBIZ), the parent company of First Business Bank, today reported second quarter 2017 results highlighted by net interest margin expansion, improved efficiency and record trust and investment services fee income. The quarter was negatively impacted by elevated provision expense and net charge-offs related to two previously disclosed impaired loans. Overall performance trends continue to reflect the Company’s previously disclosed decision to temporarily slow Small Business Administration (“SBA”) loan production, in order to make significant investments in the platform.
Summary results for the quarter ended June 30, 2017 include:

•	Net income totaled $1.9 million, compared to $3.4 million in the linked quarter and $3.7 million in the second quarter of 2016.

•	Diluted earnings per common share measured $0.22, compared to $0.39 and $0.43 for the linked and prior year quarters, respectively.

•
Annualized return on average assets and annualized return on average equity measured 0.42% and 4.50%, respectively, for the second quarter of 2017, compared to 0.77% and 8.31% for linked quarter and 0.82% and 9.45% for the second quarter of 2016.

•	Net interest margin increased to 3.64%, compared to 3.51% in the linked quarter and 3.59% for the second quarter of 2016.

•	Trust and investment services fee income totaled $1.6 million in both the first and second quarters of 2017, compared to $1.3 million for the second quarter of 2016.

•	The Company’s efficiency ratio measured 65.39%, compared to 70.85% for the linked quarter and 61.14% for the second quarter of 2016.

•	Provision for loan and lease losses was $3.7 million, compared to $572,000 for the linked quarter and $2.8 million for the second quarter of 2016.

•
Net charge-offs measured an annualized 0.99% of average loans and leases, primarily related to the Company’s remaining energy sector exposure for which a specific reserve was previously recorded for the majority of the charge-off. This compared to annualized net recoveries measuring 0.05% of average loans and leases in the linked quarter and annualized net charge-offs measuring 0.35% of average loans and leases in the second quarter of 2016.

•	Period-end gross loans and leases receivable measured $1.458 billion at June 30, 2017, compared to $1.481 billion at March 31, 2017 and $1.452 billion at June 30, 2016.

•	Non-performing loans as a percent of total gross loans and leases receivable measured 2.55% at period end, compared to 2.53% and 1.56% at the end of the linked and prior year quarters, respectively.
“Our organizational focus remains on moving credit quality metrics toward the Bank’s historical levels, building on the operating efficiency gains we’ve made to date and laying the foundation to generate sustainable and high-quality revenue growth,” said Corey Chambas, President and Chief Executive Officer. “Our efforts today are designed to bring First Business back to levels of profitability that generate returns on average assets and equity in excess of 1% and 12%, respectively, along with above-market levels of revenue growth.”
Results of Operations
Net interest income of $15.5 million increased $591,000, or 4.0%, compared to the linked quarter and decreased $262,000, or 1.7%, compared to the second quarter of 2016. The linked quarter comparison primarily reflects higher fees collected in lieu of interest from loan payoffs during the second quarter of 2017 and higher average loan balances. Compared to the prior year period, net interest income in the second quarter of 2017 reflected competitive loan pricing pressure, partially offset by successful efforts to manage deposit rates and increased rates on certain variable-rate loans stemming from the Federal Open Market Committee raising the targeted federal funds rate by 25 basis points in December 2016, March 2017 and June 2017.

Net interest margin increased to 3.64% for the second quarter of 2017, compared to 3.51% in the first quarter of 2017 and 3.59% in the second quarter of 2016. Second quarter 2017 net interest margin improved from the linked quarter principally due to higher fees collected in lieu of interest. Compared to the prior year period, net interest margin reflected successful efforts to manage deposit rates and utilize an efficient mix of wholesale funding sources, and the aforementioned targeted federal funds rate increases. The Company’s cost of interest-bearing liabilities measured 1.09% for the second quarter of 2017, essentially flat compared to 1.08% for the second quarter of 2016 despite a rising interest rate environment. Continued competitive pressures tempered net interest margin expansion compared to the prior year, principally due to a shift in the mix of loan originations toward lower-yielding conventional commercial loans in recent quarters.
Management believes the successful efforts to optimize funding costs and profitably expand loan balances will allow the Company to continue to maintain a net interest margin of 3.50% or better. However, the collection of loan fees in lieu of interest is an expected source of volatility to quarterly net interest income and net interest margin, given the nature of the Company’s asset-based lending business. Net interest margin may also experience volatility due to events such as the collection of interest on loans previously in non-accrual status or the accumulation of significant short-term deposit inflows.
Non-interest income of $4.7 million for the second quarter of 2017 increased 16.6% from the first quarter of 2017 and decreased 18.6% from the second quarter of 2016. Correspondingly, non-interest income represented 23.4% of total revenue for the second quarter of 2017 compared to 21.4% and 27.0% for the linked and prior year quarters, respectively. Linked quarter growth reflected higher loan fees, as well as increased gains from SBA loan sales as the Company seeks to grow sustainable and high-quality production. The decrease in non-interest income from the prior year primarily reflects lower gains from SBA loan sales resulting from the Company’s previously announced decision to slow production while rebuilding its SBA platform. Gains on the sale of SBA loans totaled $535,000 in the second quarter of 2017, compared to $360,000 in the linked quarter and $2.1 million in the second quarter of 2016. Trust and investment services fee income totaled a record $1.6 million in the second quarter of 2017, increasing $19,000, or 1.2%, and $304,000, or 22.6%, compared to the linked and prior year quarters, respectively. Existing client relationships and business development efforts remained strong as trust assets under management and administration reached a record $1.338 billion at June 30, 2017, up $34.6 million, or 10.6% annualized, from the prior quarter and $204.3 million, or 18.0%, from June 30, 2016.
Non-interest expense was $14.2 million in the second quarter of 2017, $13.6 million in the first quarter of 2017 and $13.5 million in the second quarter of 2016. Second quarter 2017 non-interest expense included a $774,000 SBA recourse provision for estimated losses in the outstanding guaranteed portion of SBA loans sold. No material SBA recourse provision was recognized in the first quarter of 2017 and $74,000 was recognized in the second quarter of 2016. Changes to SBA recourse reserves may be a source of non-interest expense volatility in future quarters.
Second quarter 2017 compensation expense decreased by $301,000 compared to the linked quarter and $65,000 compared to the year-ago quarter, primarily due to incentive compensation adjustments made to more closely align these expenses to the Company’s full year 2017 performance expectations.
Marketing expenses increased as expected, growing by $212,000 and $134,000 compared to the linked and year ago periods, respectively, reflecting rebranding efforts related to the completed consolidation of the Company’s bank charters in the second quarter of 2017. The Company anticipates marketing expenses will remain elevated in the second half of 2017.
The Company’s second quarter 2017 efficiency ratio was 65.39%, compared to 70.85% for the linked quarter and 61.14% for the first quarter of 2016. Higher loan prepayment fees and gains from SBA loan sales benefited the efficiency ratio compared to the linked quarter. The decrease in operating efficiency from the prior year primarily reflects lower gains from SBA loan sales resulting from the Company’s previously announced decision to slow production while rebuilding its SBA platform. Over time the Company intends to achieve its target efficiency ratio range of 58-62% through proactive expense management efforts, including its recently completed charter consolidation, as well as revenue initiatives such as efforts to increase sustainable and high-quality SBA lending production in the second half of 2017 and into 2018.
The Company recorded provision for loan and lease losses totaling $3.7 million in the second quarter of 2017, compared to $572,000 in the linked quarter and $2.8 million in the second quarter of 2016. Provision for the second quarter of 2017 reflected a $3.7 million specific reserve related to the previously disclosed $6.7 million Wisconsin-based commercial and industrial impaired loan due to degradation of repayment sources during the quarter. The provision also included a $3.4 million charge-off related to the Corporation’s remaining energy sector exposure, for which a previously recorded specific reserve offset the majority of the provision impact. These increases were partially offset by a reduction in provision commensurate with the application of our allowance for loan and lease loss methodology and positive credit trends in our performing non-SBA commercial real estate portfolio. As of June 30, 2017, our accruing non-SBA commercial real estate portfolio consisted of approximately 66.6% of our total accruing loan and lease portfolio.
Net charge-offs represented an annualized 0.99% of average loans and leases for the second quarter of 2017. This compares to annualized net recoveries measuring 0.05% of average loans and leases in the linked quarter and annualized net charge-offs measuring 0.35% of average loans and leases in the second quarter of 2016.

The effective tax rate was 19.4% in the second quarter 2017, compared to 29.5% in the linked quarter and 30.3% in the second quarter of 2016.
Balance Sheet
Period-end gross loans and leases receivable totaled $1.458 billion at June 30, 2017, decreasing $22.8 million, or 1.5%, from March 31, 2017 and increasing $6.4 million, or 0.4%, from June 30, 2016. Unusually strong first quarter loan growth totaling $30.3 million largely occurred late in that quarter, tempering second quarter loan growth but increasing average loans and leases for the quarter. Second quarter loan growth was additionally limited by loan prepayments in the asset-based lending portfolio, reflecting typical volatility inherent in the specialty financing business. On an average basis, gross loans and leases of $1.470 billion increased by $14.1 million, or 1.0%, and $9.8 million, or 0.7%, compared to the first quarter of 2017 and second quarter of 2016, respectively.
“Second quarter 2017 loan balances reflect continued competitive pressure and soft commercial loan demand overall,” said Chambas. “However, we do anticipate high-quality loan growth will resume at a modest pace in the second half of 2017, in tandem with the steady and gradual expansion of our rebuilt SBA lending program. Of course, quality trumps quantity, and we continue to exercise caution and patience.”
Period-end in-market deposits - consisting of all transaction accounts, money market accounts and non-wholesale deposits - totaled $1.120 billion, or 72.0% of total bank funding at June 30, 2017, compared to $1.104 billion, or 69.5% at March 31, 2017 and $1.131 billion, or 70.1% at June 30, 2016. The increase in in-market deposits compared to the linked quarter was primarily due to expected seasonality of our non-transaction accounts. Period-end wholesale bank funds were $436.4 million at June 30, 2017, including brokered certificates of deposit of $321.1 million, deposits gathered through internet deposit listing services of $33.3 million and Federal Home Loan Bank (“FHLB”) advances of $82.0 million. Consistent with the Company’s longstanding funding strategy to use the most efficient and cost effective source of wholesale funds, management continues to replace maturing wholesale deposits with fixed rate FHLB advances at various terms to meet our balance sheet management needs. Over time, management intends to maintain a ratio of in-market deposits to total bank funding sources in line with the Company's historical range of 60%-70%.
Subordinated Debt Issued
As previously disclosed, on June 15, 2017, the Company issued $9.1 million in 6.00% fixed rate subordinated debt, using the net proceeds to redeem $7.9 million of existing subordinated debt that carried a weighted average fixed rate of 7.18%. The remaining net proceeds were used to increase the capital position of the Company and for general corporate purposes.
Asset Quality
Total non-performing loans were $37.2 million at June 30, 2017, decreasing by $357,000, or 1.0%, compared to $37.5 million at March 31, 2017 and increasing by $14.5 million, or 63.9%, compared to $22.7 million at June 30, 2016. As a percent of total gross loans and leases receivable, non-performing loans measured 2.55% at June 30, 2017, compared to 2.53% and 1.56% at the end of the linked quarter and second quarter of 2016, respectively. Included in these totals are non-performing loans originated in our Kansas City office which totaled $20.9 million at June 30, 2017, compared to $20.2 million at March 31, 2017 and $9.5 million at June 30, 2016.
Deterioration in a $2.8 million asset-based lending relationship during the second quarter partially offset the decline in non-performing loans associated with the aforementioned energy sector charge-off of $3.4 million. The loan is fully-collateralized and management believes they will successfully liquidate the collateral by year-end and receive all contractual principal and interest.
As of June 30, 2017, our direct exposure to the energy sector consisted of $2.9 million in loans and leases receivable, or 0.20% of total gross loans and leases receivable, with no remaining unfunded commitments. Of this population, $2.2 million was considered non-performing as of June 30, 2017. Management believes the portfolio is adequately collateralized as of the end of the reporting period.
Following the planned discontinuation of all banking activities at the Company’s Overland Park branch in the second quarter of 2017, the building and land were reclassified to other real estate owned. Management is in the process of selling the property, which is expected to be completed by the end of the year.
Capital Strength
The Company's capital ratios continued to exceed the highest required regulatory benchmark levels. As of June 30, 2017, total capital to risk-weighted assets was 11.91%, tier 1 capital to risk-weighted assets was 9.33%, tier 1 leverage capital to adjusted average assets was 9.28% and common equity tier 1 capital to risk-weighted assets was 8.77%.

Quarterly Dividend
As previously announced, during second quarter of 2017 the Company's Board of Directors declared a regular quarterly dividend of $0.13 per share. The dividend was paid on May 25, 2017 to shareholders of record at the close of business on May 9, 2017. Measured against second quarter 2017 diluted earnings per share of $0.22, the dividend represents a 60.1% payout ratio. The Board of Directors routinely considers dividend declarations as part of its normal course of business.
About First Business Financial Services, Inc.
First Business Financial Services, Inc. (NASDAQ:FBIZ) is a Wisconsin-based bank holding company focused on the unique needs of businesses, business executives and high net worth individuals. First Business offers commercial banking, specialty finance and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:

•	Competitive pressures among depository and other financial institutions nationally and in our markets.

•	Adverse changes in the economy or business conditions, either nationally or in our markets.

•	Increases in defaults by borrowers and other delinquencies.

•	Our ability to manage growth effectively, including the successful expansion of our client support, administrative infrastructure and internal management systems.

•	Fluctuations in interest rates and market prices.

•	The consequences of continued bank acquisitions and mergers in our markets, resulting in fewer but much larger and financially stronger competitors.

•	Changes in legislative or regulatory requirements applicable to us and our subsidiaries.

•	Changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations.

•	Fraud, including client and system failure or breaches of our network security, including with respect to our internet banking activities.

•	Failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.
For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2016 and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Edward G. Sloane, Jr.
Chief Financial Officer
608-232-5970
esloane@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
ASSETS
Cash and cash equivalents	$63,745	$60,899	$77,517	$68,764	$131,611
Securities available-for-sale, at fair value	136,834	147,058	145,893	154,480	137,692
Securities held-to-maturity, at amortized cost	37,806	38,485	38,612	35,109	36,167
Loans held for sale	3,491	3,924	1,111	2,627	5,548
Loans and leases receivable	1,458,175	1,480,971	1,450,675	1,458,297	1,451,815
Allowance for loan and lease losses	(21,677)	(21,666)	(20,912)	(20,067)	(18,154)
Loans and leases, net	1,436,498	1,459,305	1,429,763	1,438,230	1,433,661
Premises and equipment, net	2,930	3,955	3,772	3,898	3,969
Foreclosed properties	2,585	1,472	1,472	1,527	1,548
Bank-owned life insurance	39,674	39,358	39,048	29,028	28,784
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	2,815	4,782	2,131	2,165	2,163
Goodwill and other intangible assets	12,760	12,774	12,773	12,762	12,923
Accrued interest receivable and other assets	29,790	28,578	28,607	23,848	25,003
Total assets	$1,768,928	$1,800,590	$1,780,699	$1,772,438	$1,819,069
LIABILITIES AND STOCKHOLDERS’ EQUITY
In-market deposits	$1,120,205	$1,104,281	$1,122,174	$1,116,974	$1,130,890
Wholesale deposits	354,393	388,433	416,681	449,225	477,054
Total deposits	1,474,598	1,492,714	1,538,855	1,566,199	1,607,944
Federal Home Loan Bank advances and other borrowings	106,395	121,841	59,676	29,946	33,570
Junior subordinated notes	10,012	10,008	10,004	10,001	9,997
Accrued interest payable and other liabilities	12,689	11,893	10,514	6,361	9,164
Total liabilities	1,603,694	1,636,456	1,619,049	1,612,507	1,660,675
Total stockholders’ equity	165,234	164,134	161,650	159,931	158,394
Total liabilities and stockholders’ equity	$1,768,928	$1,800,590	$1,780,699	$1,772,438	$1,819,069

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended					As of and for the Six Months Ended
(Dollars in thousands, except per share amounts)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	June 30, 2017	June 30, 2016
Total interest income	$19,225	$18,447	$20,321	$18,898	$19,555	$37,672	$38,898
Total interest expense	3,746	3,559	3,568	3,603	3,814	7,305	7,619
Net interest income	15,479	14,888	16,753	15,295	15,741	30,367	31,279
Provision for loan and lease losses	3,656	572	994	3,537	2,762	4,228	3,287
Net interest income after provision for loan and lease losses	11,823	14,316	15,759	11,758	12,979	26,139	27,992
Trust and investment services fee income	1,648	1,629	1,375	1,364	1,344	3,277	2,618
Gain on sale of SBA loans	535	360	546	347	2,131	895	3,506
Service charges on deposits	766	765	743	772	733	1,531	1,475
Loan fees	675	458	639	506	676	1,133	1,285
Other non-interest income	1,114	851	628	651	939	1,965	1,532
Total non-interest income	4,738	4,063	3,931	3,640	5,823	8,801	10,416
Compensation	8,382	8,683	7,091	7,637	8,447	17,065	16,818
Occupancy	519	475	481	530	500	994	1,008
Professional fees	1,041	1,010	1,144	1,065	961	2,051	1,822
Data processing	635	584	1,327	623	697	1,219	1,348
Marketing	582	370	628	528	448	952	1,182
Equipment	300	283	276	292	341	583	621
Computer software	639	683	553	539	574	1,322	1,068
FDIC insurance	381	380	483	444	254	761	545
Collateral liquidation costs	77	92	58	89	68	185	114
Net loss on foreclosed properties	—	—	29	—	93	—	93
Impairment of tax credit investments	112	113	171	3,314	94	225	206
SBA recourse provision	774	6	1,619	375	74	780	160
Other non-interest expense	779	881	663	317	907	1,644	1,171
Total non-interest expense	14,221	13,560	14,523	15,753	13,458	27,781	26,156
Income (loss) before income tax expense	2,340	4,819	5,167	(355)	5,344	7,159	12,252
Income tax expense (benefit)(1)	454	1,422	1,199	(3,020)	1,621	1,876	3,976
Net income(1)	$1,886	$3,397	$3,968	$2,665	$3,723	$5,283	$8,276

Per common share:
Basic earnings(1)	$0.22	$0.39	$0.46	$0.31	$0.43	$0.61	$0.95
Diluted earnings(1)	0.22	0.39	0.46	0.31	0.43	0.61	0.95
Dividends declared	0.13	0.13	0.12	0.12	0.12	0.26	0.24
Book value	18.96	18.83	18.55	18.35	18.20	18.96	18.20
Tangible book value	17.49	17.36	17.08	16.88	16.71	17.49	16.71
Weighted-average common shares outstanding(2)	8,601,379	8,600,620	8,587,814	8,582,836	8,566,718	8,601,002	8,565,933
Weighted-average diluted common shares outstanding(2)	8,601,379	8,600,620	8,587,814	8,582,836	8,566,718	8,601,002	8,565,933

(1)
Results as of and for the three months ended September 30, 2016 and as of and for the three and six months ended June 30, 2016 have been adjusted to reflect early adoption of ASU 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.”

(2)	Excluding participating securities.

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	June 30, 2017			March 31, 2017			June 30, 2016
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(5)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$959,176	$10,620	4.43%	$946,110	$10,318	4.36%	$933,681	$10,980	4.70%
Commercial and industrial loans(1)	453,578	7,081	6.24%	451,552	6,595	5.84%	469,888	7,100	6.04%
Direct financing leases(1)	28,728	306	4.26%	30,123	323	4.29%	30,977	355	4.58%
Consumer and other loans(1)	28,580	277	3.88%	28,202	286	4.06%	25,675	266	4.14%
Total loans and leases receivable(1)	1,470,062	18,284	4.98%	1,455,987	17,522	4.81%	1,460,221	18,701	5.12%
Mortgage-related securities(2)	140,086	615	1.76%	145,804	618	1.70%	142,443	556	1.56%
Other investment securities(3)	37,765	161	1.70%	38,554	161	1.67%	32,169	126	1.57%
FHLB and FRB stock	4,229	24	2.26%	3,150	24	3.05%	2,485	19	3.06%
Short-term investments	49,584	141	1.14%	51,136	122	0.95%	117,180	153	0.52%
Total interest-earning assets	1,701,726	19,225	4.52%	1,694,631	18,447	4.35%	1,754,498	19,555	4.46%
Non-interest-earning assets	81,798			80,254			70,947
Total assets	$1,783,524			$1,774,885			$1,825,445
Interest-bearing liabilities
Transaction accounts	$231,720	288	0.50%	$192,297	232	0.48%	$147,095	71	0.19%
Money market	588,787	659	0.45%	627,188	660	0.42%	674,015	868	0.52%
Certificates of deposit	54,530	133	0.98%	55,393	132	0.95%	65,619	144	0.88%
Wholesale deposits	375,530	1,578	1.68%	400,672	1,649	1.65%	471,707	1,955	1.66%
Total interest-bearing deposits	1,250,567	2,658	0.85%	1,275,550	2,673	0.84%	1,358,436	3,038	0.89%
FHLB advances	87,386	279	1.28%	60,703	154	1.01%	14,338	31	0.86%
Other borrowings(4)	24,494	532	8.69%	25,921	458	7.07%	28,510	468	6.57%
Junior subordinated notes	10,009	277	11.08%	10,006	274	10.97%	9,995	277	11.09%
Total interest-bearing liabilities	1,372,456	3,746	1.09%	1,372,180	3,559	1.04%	1,411,279	3,814	1.08%
Non-interest-bearing demand deposit accounts	229,051			228,015			246,604
Other non-interest-bearing liabilities	14,531			11,223			9,944
Total liabilities	1,616,038			1,611,418			1,667,827
Stockholders’ equity	167,486			163,467			157,618
Total liabilities and stockholders’ equity	$1,783,524			$1,774,885			$1,825,445
Net interest income		$15,479			$14,888			$15,741
Interest rate spread			3.43%			3.31%			3.38%
Net interest-earning assets	$329,270			$322,451			$343,219
Net interest margin			3.64%			3.51%			3.59%

(1)
The average balances of loans and leases include non-performing loans and leases and loans held for sale. Interest income related to non-performing loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Average rate of other borrowings reflects the cost of prepaying a secured borrowing during the second quarter of 2017.

(5)	Represents annualized yields/rates.

NET INTEREST INCOME ANALYSIS (CONTINUED)

(Unaudited)	For the Six Months Ended
(Dollars in thousands)	June 30, 2017			June 30, 2016
	Average Balance	Interest	Average Yield/Rate(5)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$952,679	$20,939	4.40%	$928,270	$21,710	4.68%
Commercial and industrial loans(1)	452,570	13,675	6.04%	470,196	14,183	6.03%
Direct financing leases(1)	29,422	629	4.28%	30,911	698	4.52%
Consumer and other loans(1)	28,392	563	3.97%	26,551	554	4.17%
Total loans and leases receivable(1)	1,463,063	35,806	4.89%	1,455,928	37,145	5.10%
Mortgage-related securities(2)	142,929	1,233	1.73%	143,671	1,154	1.61%
Other investment securities(3)	38,157	322	1.69%	31,748	250	1.57%
FHLB and FRB stock	3,693	47	2.57%	2,643	40	3.03%
Short-term investments	50,356	264	1.05%	109,300	309	0.57%
Total interest-earning assets	1,698,198	37,672	4.44%	1,743,290	38,898	4.46%
Non-interest-earning assets	81,031			79,657
Total assets	$1,779,229			$1,822,947
Interest-bearing liabilities
Transaction accounts	$212,118	520	0.49%	$154,944	160	0.21%
Money market	607,882	1,319	0.43%	660,189	1,696	0.51%
Certificates of deposit	54,959	265	0.96%	69,391	294	0.83%
Wholesale deposits	388,031	3,227	1.66%	484,491	3,941	1.63%
Total interest-bearing deposits	1,262,990	5,331	0.84%	1,369,015	6,091	0.89%
FHLB advances	74,118	432	1.17%	10,937	50	0.92%
Other borrowings(4)	25,204	990	7.86%	27,758	923	6.65%
Junior subordinated notes	10,007	552	11.03%	9,993	555	11.11%
Total interest-bearing liabilities	1,372,319	7,305	1.06%	1,417,703	7,619	1.07%
Non-interest-bearing demand deposit accounts	228,536			237,449
Other non-interest-bearing liabilities	12,886			11,140
Total liabilities	1,613,741			1,666,292
Stockholders’ equity	165,488			156,655
Total liabilities and stockholders’ equity	$1,779,229			$1,822,947
Net interest income		$30,367			$31,279
Interest rate spread			3.37%			3.39%
Net interest-earning assets	$325,879			$325,587
Net interest margin			3.58%			3.59%

(1)
The average balances of loans and leases include non-performing loans and leases and loans held for sale. Interest income related to non-performing loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Average rate of other borrowings reflects the cost of prepaying a secured borrowing during the second quarter of 2017.

(5)	Represents annualized yields/rates.

SELECTED FINANCIAL TRENDS

PERFORMANCE RATIOS

	For the Three Months Ended					For the Six Months Ended
(Unaudited)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	June 30, 2017	June 30, 2016
Return on average assets (annualized)(1)	0.42%	0.77%	0.89%	0.59%	0.82%	0.59%	0.91%
Return on average equity (annualized)(1)	4.50%	8.31%	9.82%	6.69%	9.45%	6.38%	10.57%
Efficiency ratio	65.39%	70.85%	57.52%	63.63%	61.14%	68.03%	61.56%
Interest rate spread	3.43%	3.31%	3.70%	3.28%	3.38%	3.37%	3.39%
Net interest margin	3.64%	3.51%	3.91%	3.50%	3.59%	3.58%	3.59%
Average interest-earning assets to average interest-bearing liabilities	123.99%	123.50%	125.33%	126.45%	124.32%	123.75%	122.97%

(1)
Results for the three months ended September 30, 2016 and three and six months ended June 30, 2016 have been adjusted to reflect early adoption of ASU 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.”

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Non-performing loans and leases	$37,162	$37,519	$25,194	$25,712	$22,680
Foreclosed properties	2,585	1,472	1,472	1,527	1,548
Total non-performing assets	39,747	38,991	26,666	27,239	24,228
Performing troubled debt restructurings	702	702	717	732	788
Total impaired assets	$40,449	$39,693	$27,383	$27,971	$25,016

Non-performing loans and leases as a percent of total gross loans and leases	2.55%	2.53%	1.74%	1.76%	1.56%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	2.72%	2.63%	1.83%	1.86%	1.67%
Non-performing assets as a percent of total assets	2.25%	2.17%	1.50%	1.54%	1.33%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.49%	1.46%	1.44%	1.37%	1.25%
Allowance for loan and lease losses as a percent of non-performing loans and leases	58.33%	57.75%	83.00%	78.05%	80.04%

Criticized assets:
Special mention	$—	$—	$—	$—	$—
Substandard	39,011	46,299	34,299	32,135	25,723
Doubtful	6,658	—	—	—	—
Foreclosed properties	2,585	1,472	1,472	1,527	1,548
Total criticized assets	$48,254	$47,771	$35,771	$33,662	$27,271
Criticized assets to total assets	2.73%	2.65%	2.01%	1.90%	1.50%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	June 30, 2017	June 30, 2016
Charge-offs	$3,757	$209	$344	$1,656	$1,350	$3,966	$1,594
Recoveries	(112)	(391)	(194)	(32)	(58)	(503)	(145)
Net charge-offs (recoveries)	$3,645	$(182)	$150	$1,624	$1,292	$3,463	$1,449
Net charge-offs (recoveries) as a percent of average gross loans and leases (annualized)	0.99%	(0.05)%	0.04%	0.44%	0.35%	0.47%	0.20%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Total capital to risk-weighted assets	11.91%	11.55%	11.74%	11.44%	11.44%
Tier I capital to risk-weighted assets	9.33%	9.16%	9.26%	9.02%	9.08%
Common equity tier I capital to risk-weighted assets	8.77%	8.60%	8.68%	8.45%	8.50%
Tier I capital to adjusted assets	9.28%	9.26%	9.07%	8.75%	8.63%
Tangible common equity to tangible assets	8.68%	8.47%	8.42%	8.36%	8.05%

SELECTED OTHER INFORMATION
Loan and Lease Receivable Composition

(Unaudited)	As of
(in thousands)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Commercial real estate:
Commercial real estate - owner occupied	$183,161	$183,016	$176,459	$169,170	$167,936
Commercial real estate - non-owner occupied	468,778	492,366	473,158	483,540	502,378
Land development	46,500	52,663	56,638	60,348	60,599
Construction	104,515	91,343	101,206	110,426	88,339
Multi-family	124,488	107,669	92,762	73,081	73,239
1-4 family	38,922	40,036	45,651	46,341	47,289
Total commercial real estate	966,364	967,093	945,874	942,906	939,780
Commercial and industrial	437,955	458,778	450,298	464,920	456,297
Direct financing leases, net	29,216	29,330	30,951	29,638	30,698
Consumer and other:
Home equity and second mortgages	7,973	8,237	8,412	5,390	7,372
Other	17,976	18,859	16,329	16,610	18,743
Total consumer and other	25,949	27,096	24,741	22,000	26,115
Total gross loans and leases receivable	1,459,484	1,482,297	1,451,864	1,459,464	1,452,890
Less:
Allowance for loan and lease losses	21,677	21,666	20,912	20,067	18,154
Deferred loan fees	1,309	1,326	1,189	1,167	1,075
Loans and leases receivable, net	$1,436,498	$1,459,305	$1,429,763	$1,438,230	$1,433,661

SELECTED OTHER INFORMATION (CONTINUED)
Deposit Composition

(Unaudited)	As of
(in thousands)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Non-interest-bearing transaction accounts	$241,577	$227,947	$252,638	$258,423	$243,370
Interest-bearing transaction accounts	231,074	205,912	183,992	192,482	151,865
Money market accounts	593,487	616,557	627,090	603,872	671,420
Certificates of deposit	54,067	53,865	58,454	62,197	64,235
Wholesale deposits	354,393	388,433	416,681	449,225	477,054
Total deposits	$1,474,598	$1,492,714	$1,538,855	$1,566,199	$1,607,944
Trust Assets

(Unaudited)	As of
(in thousands)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Trust assets under management	$1,164,433	$1,126,835	$977,015	$935,584	$906,239
Trust assets under administration	173,931	176,976	227,360	231,825	227,864
Total trust assets	$1,338,364	$1,303,811	$1,204,375	$1,167,409	$1,134,103

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Common stockholders’ equity	$165,234	$164,134	$161,650	$159,931	$158,394
Goodwill and other intangible assets	(12,760)	(12,774)	(12,773)	(12,762)	(12,923)
Tangible common equity	$152,474	$151,360	$148,877	$147,169	$145,471
Common shares outstanding	8,716,018	8,718,307	8,715,856	8,717,299	8,703,942
Book value per share	$18.96	$18.83	$18.55	$18.35	$18.20
Tangible book value per share	17.49	17.36	17.08	16.88	16.71

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
‘‘Tangible common equity to tangible assets’’ is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Common stockholders’ equity	$165,234	$164,134	$161,650	$159,931	$158,394
Goodwill and other intangible assets	(12,760)	(12,774)	(12,773)	(12,762)	(12,923)
Tangible common equity	$152,474	$151,360	$148,877	$147,169	$145,471
Total assets	$1,768,928	$1,800,590	$1,780,699	$1,772,438	$1,819,069
Goodwill and other intangible assets	(12,760)	(12,774)	(12,773)	(12,762)	(12,923)
Tangible assets	$1,756,168	$1,787,816	$1,767,926	$1,759,676	$1,806,146
Tangible common equity to tangible assets	8.68%	8.47%	8.42%	8.36%	8.05%

EFFICIENCY RATIO
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of losses or gains on foreclosed properties, other discrete items that are unrelated to the Company’s primary business activities and amortization of other intangible assets, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. In the judgment of the Company’s management, the adjustments made to non-interest expense and operating revenue allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items. The information provided below reconciles the efficiency ratio to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	June 30, 2017	June 30, 2016
Total non-interest expense	$14,221	$13,560	$14,523	$15,753	$13,458	$27,781	$26,156
Less:
Net loss on foreclosed properties	—	—	29	—	93	—	93
Amortization of other intangible assets	14	14	14	16	16	28	32
SBA recourse provision	774	6	1,619	375	74	780	160
Impairment of tax credit investments	112	113	171	3,314	94	225	206
Deconversion fees	101	—	794	—	—	101	—
Total operating expense	$13,220	$13,427	$11,896	$12,048	$13,181	$26,647	$25,665
Net interest income	$15,479	$14,888	$16,753	$15,295	$15,741	$30,367	$31,279
Total non-interest income	4,738	4,063	3,931	3,640	5,823	8,801	10,416
Less:
Gain on sale of securities	1	—	3	—	7	1	7
Total operating revenue	$20,216	$18,951	$20,681	$18,935	$21,557	$39,167	$41,688
Efficiency ratio	65.39%	70.85%	57.52%	63.63%	61.14%	68.03%	61.56%